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[LOGO OF CORTEX]

                                                                    Exhibit 99.1

Press Release

                      CORTEX ADOPTS STOCKHOLDER RIGHTS PLAN

IRVINE, Calif., Feb. 7 /PRNewswire-FirstCall/ -- Cortex Pharmaceuticals, Inc. (Amex: COR - news) today announced that its Board of Directors has approved the
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adoption of a Stockholder Rights Plan (the "Plan"). Under the Plan, all
stockholders of record as of the close of business on February 15, 2002 will receive a distribution of rights to purchase shares of a newly authorized series of preferred stock. The rights become exercisable in the event that a tender offer for the Company is announced, or an acquirer purchases at least 15 percent of Cortex's Common Stock.

"We did not adopt the Stockholder Rights Plan in response to any current offer to acquire control of Cortex," stated Vincent F. Simmon, Ph.D., President and Chief Executive Officer. "Our Board of Directors has adopted the Plan to help protect the long-term interests of the Company's stockholders. While the Stockholder Rights Plan will not prohibit the acquisition of the Company, it is designed to ensure that stockholders are given fair and equitable treatment should an unsolicited acquisition occur."

The rights, which expire ten years from the record date, will be distributed to stockholders as of the close of business on February 15, 2002, the record date, as a non-taxable distribution. There will be no rights certificates issued unless certain conditions are met. The rights are not currently exercisable and possess no current value. Additional details of the plan will be distributed in a mailing to stockholders as of the record date.

Financial advisory services related to the adoption of the Plan were provided by Roth Capital Partners, LLC.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE(R) compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer's disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain's neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. A recently completed clinical study with AMPAKINE compounds in patients with schizophrenia indicated improvement in a number of symptoms also common to patients with Attention Deficit Hyperactivity Disorder ("ADHD"). Cortex has alliances with Organon for the potential treatment of schizophrenia and


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depression, with Shire Pharmaceuticals Group for the evaluation and potential licensing of AMPAKINE compounds as a treatment for ADHD and with Les Laboratoires Servier for the development of AMPAKINE compounds to potentially treat the neurodegenerative effects associated with aging and disease, including Alzheimer's disease. Organon and Shire have ongoing Phase II clinical trials of AMPAKINE compounds as potential treatments for schizophrenia and ADHD, respectively. Together with Cortex, Servier is expected to begin enrollment in a cross-national Phase II study in patients with Mild Cognitive Impairment, a condition believed by many researchers to be a `transitional state' to Alzheimer's disease, during the first quarter of 2002.

Note - This press release contains forward-looking statements concerning the Company's research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company may be unable to secure additional capital needed to continue its operations; that the agreements with Organon, Shire and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company's proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company's patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company's Securities and Exchange Commission filings, the Company's proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been shown to have efficacy in the treatment of any disease.

www.cortexpharm.com
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